          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              ARGONAUT GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                                JAMES B HALLIDAY
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

    4) Proposed maximum aggregate value of transaction:

    Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 23, 1996

     The Annual Meeting of Shareholders of Argonaut Group, Inc. will be held on Tuesday,
April 23, 1996, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025.

     The Meeting is called for the following purposes:

          1.  To elect Directors;

          2. To vote on proposal to increase the number of shares of common stock available for issuance under the 1986 Stock Option Plan from 1,500,000 to 2,000,000.

          3. To consider and act upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on February 16, 1996, as the record date for determining those shareholders who will be entitled to vote at the meeting. A list of such shareholders will be open to examination by any shareholder at the meeting and for a period of ten days prior to the date of the meeting during ordinary business hours at the Argonaut Group, Inc. Corporate Offices, 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

     The vote of each shareholder is important. I urge you to sign, date, and return the enclosed proxy card as promptly as possible. In this way, you can be sure your shares will be voted at the meeting.

                                       By Order of the Board of Directors

                                       James B Halliday
                                       Secretary
March 11, 1996

REGARDLESS OF WHETHER YOU PLAN TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO SIGN, DATE, AND RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES WILL BE REPRESENTED.

                               CORPORATE OFFICES:

                            1800 AVENUE OF THE STARS
                                   SUITE 1175
                         LOS ANGELES, CALIFORNIA 90067
                            ------------------------

                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation by Argonaut Group, Inc. ("Argonaut Group" or the "Company") of the enclosed proxy to vote shares of the Company's Common Stock at the Annual Meeting of Shareholders to be held on Tuesday, April 23, 1996, at 11:00 a.m. at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025, and at any postponements or adjournments thereof.

     Shares represented by duly executed proxies in the accompanying form received before the meeting will be voted at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by filing with the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. Proxies may also be revoked by any shareholder present at the meeting who expresses a desire to vote in person. If a shareholder specifies a choice on any matter to be acted upon by means of the ballot provided in the accompanying proxy, the shares will be voted accordingly. If no specification is made, the shares represented by the proxy will be voted in favor of election of the nominees specified herein.

     The principal solicitation of proxies is being made by mail; however, additional solicitation may be made by directors, officers, and regular employees of the Company and its subsidiaries. The Company has retained the services of W. F. Doring & Co. to aid in the solicitation of proxies. Fees and expenses to be incurred by the Company in this connection are estimated not to exceed $10,000. The total expense of this solicitation will be borne by the Company and will include reimbursement paid to brokerage firms and others for their expenses in forwarding soliciting material. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 11, 1996.

                               VOTING SECURITIES
SECURITIES OUTSTANDING

     February 16, 1996 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting or any adjournments or postponements thereof. On that date there were 24,104,891 shares of Common Stock issued, outstanding and entitled to vote. The Company has no other voting securities outstanding. Each shareholder of record is entitled to one vote per share held on all matters submitted to a vote of shareholders.

     Under Delaware law and the Company's Certificate of Incorporation and Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Since there is no particular percentage of either the outstanding shares or the shares represented at the meeting required to elect a director, abstentions and broker non-votes will have the same effect as the failure of shares to be represented at the meeting, except that the shares subject to such abstentions or non-votes will be counted in determining whether there is a quorum for taking shareholder action.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table provides information as of February 16, 1996, as to each person who, to the Company's knowledge, beneficially owns more than 5 percent of the outstanding shares of Argonaut Group Common Stock.

                NAME AND PRINCIPAL             NUMBER OF
               BUSINESS ADDRESS OF           ARGONAUT GROUP          PERCENT OF
                 BENEFICIAL OWNER             SHARES OWNED              CLASS
        ----------------------------------  ----------------         -----------
        Henry E. Singleton                      4,663,056(1)             19.3%
          335 Maple Drive
          Beverly Hills, CA 90210
        Fayez S. Sarofim                        1,836,220(2)              7.6%
          Two Houston Center, Suite 2907
          Houston, TX 77010
        Leon G. Cooperman                       1,342,000(3)              5.6%
          Wall Street Plaza
          88 Pine Street, 31st Floor
          New York, NY 10005

------------

(1) Sole voting and dispositive powers.

(2) Based upon information contained in an amendment to Schedule 13G dated February 14, 1996 and as of December 31, 1995 filed under the Securities Exchange Act of 1934, Mr. Sarofim may be deemed to be the beneficial owner of 1,836,220 shares of Argonaut Group Common Stock. Of those shares, Mr. Sarofim has sole voting and dispositive powers with respect to 648,776 shares which are owned beneficially and of record by him, and may be deemed to have shared voting power as to 1,088,880 shares and shared dispositive power as to 1,187,444 shares. Of the securities which are not subject to sole voting and dispositive powers, 608,573 are held in accounts managed for numerous clients by Fayez Sarofim & Co., an Investment Adviser registered under the Investment Advisers Act of 1940, of which Mr. Sarofim is Chairman of the Board, President and through a holding company the majority shareholder, 409,506 are held by Sarofim International Management Company, a wholly owned subsidiary of Fayez Sarofim and Co., for its own account, and 165,636 are held in client accounts managed by its wholly-owned subsidiary, Sarofim Trust Co. Additionally, Trusts of which Mr. Sarofim is a trustee own 3,729 shares as to which Mr. Sarofim shares voting and dispositive powers but has no beneficial interest.
(3) Based upon information as of March 5, 1996, Mr. Cooperman may be deemed to be the beneficial owner of 1,342,000 shares of Argonaut Group Common Stock. Of these shares, Mr. Cooperman has sole voting and dispositive powers with respect to 1,015,600 shares which are owned beneficially by him, and may be deemed to have shared voting and dispositive powers as to 326,400 shares. Of the securities which are not subject to sole voting and dispositive powers, 130,000 are held by Mr. Cooperman's spouse, 169,400 are held in accounts managed for unrelated third parties by Omega Advisors, Inc., a corporation engaged in providing investment management, of which Mr. Cooperman is President and majority shareholder, and 27,000 are held by The Leon & Toby Cooperman Foundation, a charitable family trust, of which Mr. Cooperman is one of four family trustees.

     The following table sets forth the number and percentages of shares of Argonaut Group Common Stock beneficially owned by each director, nominee for director, and executive officer of Argonaut Group and by the directors, nominees for director, and executive officers of the Company as a group.

                                              NUMBER OF
                    NAME OF                 ARGONAUT GROUP           PERCENT OF
                BENEFICIAL OWNER           SHARES OWNED(1)            CLASS(1)
        --------------------------------  ------------------         ----------
        Charles E. Rinsch...............         410,463(2)              1.7%
        George A. Roberts...............         254,514(3)              1.1%
        Arthur Rock.....................         190,266               (9)
        Fayez S. Sarofim................       1,836,220(1)              7.6%
        Henry E. Singleton..............       4,663,056                19.3%
        James B Halliday................          56,520(4)            (9)
        Michael J. Crall................          25,074(5)            (9)
        Norman H. Burdick...............           5,350(6)            (9)
        Randall J. Mellin...............           7,857(7)            (9)
        All directors and executive
          officers as a group (9
          persons)......................       7,449,320(1)(2)(3)(8)    30.4%

------------
(1) Stock ownership is presented as of February 16, 1996, with regard to shares to which Mr. Sarofim has sole voting and dispositive power. See also footnote (2) to the preceding table. Percentages are based on the number of shares outstanding and entitled to vote on the record date, February 16, 1996.

(2) Includes 78,621 shares as to which Mr. Rinsch has sole voting and dispositive power. The total set forth above also includes 316,000 shares which Mr. Rinsch has the right to acquire within 60 days of February 16, 1996 through the exercise of options. Also included in the total set forth above are

     15,842 shares as to which Mr. Rinsch disclaims any voting or dispositive powers. 1,890 of these shares are owned by Mr. Rinsch's spouse; the remaining 13,952 shares are held in accounts administered by Mr. Rinsch's spouse, the economic benefits of which accrue to his sons.

(3) Includes 6,449 shares owned by Dr. Roberts' spouse and with respect to which Dr. Roberts disclaims beneficial ownership.

(4) Includes 49,400 shares which Mr. Halliday has the right to acquire within 60 days of February 16, 1996 through the exercise of options.

(5) Mr. Crall, Vice President of Argonaut Group and President of Argonaut Insurance Company, resigned on November 30, 1995.

(6) Includes 4,800 shares which Mr. Burdick has the right to acquire within 60 days of February 16, 1996 through the exercise of options.

(7) Includes 6,200 shares which Mr. Mellin has the right to acquire within 60 days of February 16, 1996 through the exercise of options.

(8) Includes an aggregate of 376,400 shares which the officers have the right to acquire within 60 days of February 16, 1996 through the exercise of options.

(9) Owns less than 1%.
                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     Five directors are to be elected at the meeting to serve for a term of one year or until the election and qualification of their successors. Returned proxies will be voted in favor of electing the five nominees named below as directors of Argonaut Group unless authority to so vote is withheld. Each nominee is currently a director. Proxies will be voted for substitute nominees in the event that any of the present nominees is unwilling or unable to serve. Argonaut Group is not presently aware of the unwillingness or inability of any nominee to serve. The five nominees receiving the greatest number of votes cast will be elected directors. The table set forth below lists the name and age of each of the nominees for election as director, and the positions and offices that each such person holds with the Company.

                                            POSITIONS AND OFFICES
                   NAME                          WITH COMPANY                 AGE
     -----------------------------  --------------------------------------
     Charles E. Rinsch............  President, Chief Executive Officer,        63
                                    and Director(1)(3)
     George A. Roberts............  Director(1)(2)(3)(4)                       77
     Arthur Rock..................  Director(2)(4)                             69
     Fayez S. Sarofim.............  Director(2)(4)                             67
     Henry E. Singleton...........  Chairman of the Board(1)(2)(3)(4)          79

------------

(1) Member of the Executive Committee of the Board of Directors.

(2) Member of the Audit Committee of the Board of Directors.

(3) Member of the Investment Committee of the Board of Directors.

(4) Member of the Compensation and Stock Option Committee of the Board of Directors.

The Board of Directors recommends a vote FOR election of the nominees listed above as directors.

BUSINESS EXPERIENCE OF NOMINEES

     Charles E. Rinsch has been President and Chief Executive Officer of Argonaut Group for more than five years.

     George A. Roberts, a private investor, was Chairman of the Board of Teledyne, Inc. from January 1991 to April 1993, when he retired as an officer and employee of Teledyne, Inc. Prior to January 1991, he was President of Teledyne, Inc. for more than five years and had served as Chief Executive Officer from April 1986 to January 1991. He is a director of Teledyne, Inc. and Unitrin, Inc.

     Arthur Rock has been a private investor for more than five years. He is a principal of Arthur Rock & Co., a venture capital firm. He is a director of Intel Corporation and AirTouch Communications.

     Fayez S. Sarofim is the Chairman of the Board and President of Fayez Sarofim & Co., a registered investment advisor. He has held these positions for more than five years. He is a director of Teledyne, Inc., Unitrin, Inc., Imperial Holly Corporation, and Mesa, Inc.

     Henry E. Singleton is a rancher and investor. Dr. Singleton has been Chairman of the Board of Directors of the Company since its inception in 1986. He is a director of Teledyne, Inc. and Unitrin, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

     During 1995, the standing Committees of the Board of Directors were the Executive Committee, the Audit Committee, the Investment Committee, and the Compensation and Stock Option Committee. The Company does not have a nominating committee; this function is handled by the full Board of Directors. Except for certain powers which, under Delaware law, may only be exercised by the full Board of Directors, the Executive Committee may exercise all powers and authority of the Board of Directors in the management of the business of the Company. The Audit Committee reviews the scope of the audit and non-audit assignments and the related fees, the accounting principles being applied by the Company in financial reporting, the scope of internal auditing procedures, and the adequacy of internal controls. The Audit Committee meets periodically with management, the independent public accountants, and the internal auditors. The Investment Committee sets the Company's investment policy. All investment transactions are ratified by the Board of Directors. The Compensation and Stock Option Committee is responsible for approving and reporting to the Board of Directors on the annual compensation of the executive officers. This committee has assumed the functions formerly held by the Stock Option Committee to grant stock options or stock appreciation rights pursuant to the Company's 1986 Stock Option Plan, and to determine the exercise price, vesting provisions, duration and other terms of such options or rights, consistent with the 1986 Stock Option Plan.

     Between January 1, 1995, and December 31, 1995, the Board of Directors met four times, the Executive Committee met four times, the Audit Committee met four times, the Compensation and Stock Option Committee met five times, and the Investment Committee met four times. During that time, all directors attended 75 percent or more of the meetings of the Board of Directors and Committees of the Board on which they serve.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual fee of $18,000 for service on the Board.

                               EXECUTIVE OFFICERS

     The following table sets forth, for each executive officer of the Company, such person's name, age, and positions with the Company and its principal subsidiaries.

                       NAME                             POSITION                 AGE
     -------------------------------------  ---------------------------------
     Charles E. Rinsch....................  President and Chief Executive        63
                                            Officer
     James B Halliday.....................  Vice President, Secretary and        48
                                            Treasurer
     Norman H. Burdick....................  President, Argonaut Great Central    45
                                            Insurance
     Randall J. Mellin....................  Vice President                       48

------------

The position stated is with Argonaut Group unless otherwise indicated. Argonaut Group includes two insurance subsidiaries, Argonaut Insurance Company ("Argonaut Insurance") and Argonaut Great Central Insurance Company ("Great Central Insurance").

BUSINESS EXPERIENCE OF EXECUTIVE OFFICERS

     Mr. Rinsch's business experience during the last five years is described under "Business Experience of Nominees," above.

     James B Halliday has been Vice President, Secretary, and Treasurer of Argonaut Group for more than five years.

     Michael Crall was appointed Vice President of Argonaut Group in April 1990 and served as President of Argonaut Insurance for more than 5 years prior to his resignation on November 30, 1995.

     Norman H. Burdick has been President of Argonaut Great Central Insurance since June 1993. From December 1989 to June 1993, he was Resident Vice President of the Argonaut Insurance Chicago Division.

     Randall J. Mellin joined Argonaut Insurance as Assistant Vice President in 1986. He was appointed a Vice President in 1988 and a Senior Vice President in 1991. He was appointed Vice President of Argonaut Group in April 1993.

COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation paid during each of the years ended December 31, 1995, 1994, and 1993, of those persons who were, at December 31, 1995, the Chief Executive Officer and each Argonaut Group executive officer whose salary plus bonus exceeded $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                 LONG TERM
                                                                COMPENSATION
                                                                  AWARDS
                                       ANNUAL COMPENSATION      -----------    ALL OTHER
     NAME AND PRINCIPAL              ------------------------     OPTIONS     COMPENSATION
         POSITION(1)          YEAR   SALARY($)(2)  BONUS($)(2)      (#)         ($)(3)
----------------------------- -----  -----------   ----------   -----------   -----------
Charles E. Rinsch              1995   $ 468,750     $135,000       --           $ 2,979
  President and Chief          1994   $ 443,750     $119,000       75,000       $ 3,063
  Executive Officer            1993   $ 418,750     $140,000       --           $ 4,017
James B Halliday               1995   $ 137,500     $ 50,000       --           $ 2,974
  Vice President,              1994   $ 127,500     $ 43,000       15,000       $ 2,934
  Secretary and Treasurer      1993   $ 117,000     $ 35,000       --           $ 2,633
Michael J. Crall (6)           1995   $ 205,862     $ 57,500       --           $ 2,979
  Vice President; President,   1994   $ 196,750     $ 55,000       15,000       $ 3,498
  Argonaut Insurance           1993   $ 184,000     $ 55,000       --           $ 3,616
Norman J. Burdick              1995   $ 127,616     $ 32,000        6,000       $ 2,087
  President, Argonaut Great    1994   $ 120,654     $ 38,000       --           $ 2,715
  Central Insurance            1993   $ 108,287     $ 27,500        6,000       $ 2,461
Randall J. Mellin              1995   $ 130,750     $ 45,000       --           $ 2,576
  Vice President (5)           1994   $ 121,500     $ 45,000       10,000       $   121
                               1993   $ 112,000     $ 20,000       --           $ 2,388

------------

(1) The position stated is with Argonaut Group unless otherwise indicated.

(2) Amounts include cash compensation earned and received by executive officers as well as amounts deferred under a 401(k) Retirement Savings Plan.

(3) Amounts shown are all derived from the Company contribution to the 401(k) Retirement Savings Plan.

(4) Mr. Burdick was appointed President of Argonaut Great Central Insurance on June 11, 1993.

(5) Mr. Mellin was appointed Vice President on April 27, 1993.

(6) Compensation through November 30, 1995, the effective date of Mr. Crall's resignation.

OPTION GRANTS

     The following table sets forth information on stock option grants in 1995 to the named executive officers.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                             INDIVIDUAL GRANTS
                            ----------------------------------------------------
                                        PERCENT OF
                                      TOTAL OPTIONS      EXERCISE
                            OPTIONS     GRANTED TO       OR BASE                   GRANT DATE
                            GRANTED     EMPLOYEES         PRICE       EXPIRATION    PRESENT
           NAME             (#)(1)    IN FISCAL YEAR   ($/SHARE)(2)      DATE      VALUE($)(3)
--------------------------  -------   --------------   ------------   ----------   ----------
Charles E. Rinsch.........    --         --    %         $ --            --         $ --
James B Halliday..........    --         --    %         $ --            --         $ --
Michael J. Crall..........    --         --    %         $ --            --         $ --
Norman H. Burdick.........   6,000            5%         $  30.00       4/25/06     $ 44,580
Randall J. Mellin.........    --         --    %         $ --            --         $ --

---------------

(1) The options granted are exercisable in annual installments of 20 percent except that no exercise is permitted until two years after the date of grant.

(2) The exercise price must be paid in full either in cash or by delivery of already owned Argonaut Group Common Stock valued at market value.

(3) In using the Black-Scholes option pricing model to calculate grant date present value, certain assumptions are used: expected volatility (0.1673), risk-free rate of return (7.27%), dividend yield (3.87%), and date of exercise (4/25/06). Use of this model should not be viewed as a forecast of the future performance of the Company's stock, which will be determined by future events and unknown factors.

OPTION EXERCISES AND YEAR-END VALUES

     The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last year and unexercised options held as of the end of the year.

       AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUE

                                                         NUMBER OF              VALUE OF UNEXERCISED
                                                        UNEXERCISED                 IN-THE-MONEY
                                                         OPTIONS AT                  OPTIONS AT
                                                          YEAR-END                    YEAR-END
                      SHARES ACQUIRED   VALUE               (#)                         ($)
                        ON EXERCISE    REALIZED  --------------------------  --------------------------
        NAME                (#)          ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
--------------------- ---------------  --------  -----------  -------------  -----------  -------------
Charles E. Rinsch....     --              --       316,000       132,000     $5,876,750     $ 815,625
James B Halliday.....         900        18,263     47,600        24,000     $  841,233     $ 158,175
Michael J. Crall.....       9,000        60,975     --            --             --           --
Norman H. Burdick....     --              --         4,200        12,600     $   42,150     $  30,900
Randall J. Mellin....       1,000        21,167      5,000        13,000     $   56,000     $  78,298

PENSION PLAN

     Employees of Argonaut Group and subsidiaries are provided retirement benefits under the Argonaut Group, Inc. Retirement Plan ("Pension Plan"), a defined benefit retirement plan. The Pension Plan benefit after 30 years of participation is equal to 40% of an individual's average total cash compensation over the sixty consecutive months of the highest cash compensation during the one hundred twenty months preceding termination of employment. The benefit is prorated for less than 30 years of participation in the Pension Plan.

     In the case of employees who were employed by Teledyne before October 1, 1991, Pension Plan participation will include participation in the Teledyne, Inc. Retirement Plan (the "Teledyne Plan"). Compensation for participation accrued under the Teledyne Plan will be based on cash compensation earned during the period of Teledyne employment. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from the Teledyne Plan, the benefit calculated under the Pension Plan will be reduced by the benefit payable under the Teledyne Plan.

     Benefits are payable to unmarried individuals in the form of a single life annuity unless the employee elects another form of benefit. Benefits are payable to married individuals in the form of a joint and 50% survivor annuity unless another form of benefit is elected. For retirement prior to age

65, benefits are reduced on an actuarial basis according to age. Annual Plan benefits at age 65 or later retirement are illustrated as follows:

                               PENSION PLAN TABLE

                                                        YEARS OF SERVICE
                                            -----------------------------------------
                AVERAGE ANNUAL                                                30 OR
              CASH COMPENSATION                15         20         25        MORE
    --------------------------------------  --------   --------   --------   --------
      $125,000............................  $ 25,000   $ 33,333   $ 41,667   $ 50,000
       150,000............................    30,000     40,000     50,000     60,000
       175,000............................    35,000     46,667     58,333     70,000
       200,000............................    40,000     53,333     66,667     80,000
       225,000............................    45,000     60,000     75,000     90,000
       250,000............................    50,000     66,667     83,333    100,000
       300,000............................    60,000     80,000    100,000    120,000
       400,000............................    80,000    106,667    133,333    160,000
       450,000............................    90,000    120,000    150,000    180,000
       500,000............................   100,000    133,333    166,667    200,000
       625,000............................   125,000    166,667    208,333    250,000

---------------

     Section 415 of the Internal Revenue Code ("Code") limits the amount of benefits payable under tax-qualified retirement plans such as the Pension Plan. For calendar year 1995, the limit was $118,800. In addition, the Code imposes an annual limit upon the amount of compensation which may be included in the calculation of a benefit from a tax-qualified plan. In 1995, the maximum includable compensation was $150,000. These limits are adjusted periodically for increases in the cost of living. The Company has adopted the Argonaut Group, Inc. Pension Equalization Plan ("Pension Equalization Plan") to restore retirement benefits which would be payable under the Pension Plan (set forth in the preceding table) but for the limits imposed by the Code. An employee's benefit under the Pension Equalization Plan will be the difference between the amount calculated under the Pension Plan without limitation and the amount calculated under the Pension Plan with limitation. If an employee's participation in the Pension Plan includes participation in the Teledyne Plan and that employee will receive a benefit from both the Pension Equalization Plan and the Teledyne Pension Equalization Plan, the benefit calculated under the Pension Equalization Plan will be reduced by the benefit payable under the Teledyne Pension Equalization Plan.

     The Company has agreed to pay Mr. Rinsch, upon retirement, an amount to compensate him for a portion of his Teledyne employment which did not count as participation in the Teledyne Plan because of a break in service. The benefit will be equal to the difference between the amount calculated under the Pension Plan if his participation had included this service and without limitation and the amount calculated under the Pension Plan without limitation. The benefit will be reduced by a benefit payable from a Teledyne supplemental retirement agreement with Mr. Rinsch.

     The number of years of service credited toward the determination of benefits under the Pension Plan, Predecessor Plan and Pension Equalization Plan as of December 31, 1995 for Charles E. Rinsch is 26.9 years, James B Halliday is
21.3 years, Michael J. Crall is 8.6 years, Norman H. Burdick is 9.5 years, and Randall J. Mellin is 8.3 years.

INDEMNITY AGREEMENTS

     Prior to 1990, the Company entered into indemnity agreements (the "Indemnity Agreements") with certain key employees. The purpose of the Indemnity Agreements is to give to such employees the full benefit of certain unexercisable options which would become exercisable in the event of a change in control of the Company, without reduction by reason of any excise tax payable pursuant to Sections 280G and 4999 of the Internal Revenue Code. Pursuant to the Indemnity Agreements, the Company has agreed that it will pay to such executives such amounts as are necessary to reimburse them on an after-tax basis, for any such excise tax payable by them.

INDEMNIFICATION

     Under its Certificate of Incorporation, Argonaut Group is obligated to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Certificate of Incorporation makes such indemnification rights contract rights and entitles directors and officers to initiate legal action against Argonaut Group to enforce such indemnification rights.

     Argonaut Group's Certificate of Incorporation also provides that, to the fullest extent permitted by Delaware law, a director shall not be liable to Argonaut or its shareholders for monetary damages for breach of fiduciary duty as a director. However, the Certificate of Incorporation does not eliminate a director's liability for breach of the duty of loyalty, acts or omissions not in good faith, certain payments not permitted under Delaware General Corporation Law, or transactions in which the director derives an improper benefit.

                APPROVAL OF AMENDMENT TO 1986 STOCK OPTION PLAN
                  TO INCREASE NUMBER OF SHARES OF COMMON STOCK
              ISSUABLE UNDER THE PLAN FROM 1,500,000 TO 2,000,000
                                  (PROPOSAL 2)

DESCRIPTION OF AMENDMENT

     Currently, the 1986 Stock Option Plan (the "1986 Plan") of the Company provides for the issuance of up to 1,500,000 shares of Company Common Stock upon the exercise of options granted under the 1986 Plan. For a description of the 1986 Plan, see the discussion above under "Executive Compensation -- Description of Certain Plans -- Stock Option Plan". As of March 1, 1996, options to acquire 962,680 shares of Common Stock were outstanding under the 1986 Plan and 282,380 shares had already been issued under the 1986 Plan pursuant to option exercises, leaving options covering 254,940 shares remaining available for grant. On January 23, 1996, the Board of Directors of the Company unanimously approved the increase in the number of shares covered by the 1986 Plan to 2,000,000, subject to shareholder approval.

     The Board of Directors of the Company believes that the availability of an adequate number of shares under the 1986 Plan has been and in the future will be an important factor in attracting and retaining the highest caliber officers, directors, employees and others who may provide services to the Company. The Board of Directors believes that, given the relatively small number of shares remaining available for issuance under the 1986 Plan, the number of shares available for issuance under the 1986 Plan should be increased to ensure that sufficient shares are available for that purpose. Consequently, the Board of Directors urges shareholders to approve the foregoing amendment to the 1986 Plan. However, in voting on Proposal 2, shareholders should bear in mind that stock options inherently provide option holders with the ability, in the event that the market price of the Company Common Stock is higher than or rises above the exercise price of the options, to acquire shares of Company Common Stock at prices that are dilutive to the equity interests and voting power of existing holders of Common Stock. In addition, if the Compensation and Stock Option Committee determines to grant incentive stock options pursuant to the 1986 Plan, the Company would generally not be entitled to a deduction for the gain inherent in such options at the time of their exercise, and there would be certain other differences in the tax treatment of the Company and option holders relative to non-qualified stock options.

     The following table sets forth the number of stock options received through March 1, 1996 under the 1986 Plan by the Named Officers and all current executive officers as a group. No directors who are not also employees have received any grant under the 1986 Plan.

                                                            TOTAL OPTIONS      PERCENTAGE OF
                                                               GRANTED         TOTAL OPTIONS
                           NAME                             UNDER PLAN (#)        GRANTED
----------------------------------------------------------  --------------     -------------
Charles E. Rinsch.........................................      510,000             41.0%
James B Halliday..........................................       78,000              6.3%
Michael J. Crall..........................................       93,000(1)           7.5%
Norman H. Burdick.........................................       18,000              1.4%
Randall J. Mellin.........................................       20,500              1.6%
All executive officers as a group (5 persons).............      719,500(1)          57.8%

---------------

(1) 24,000 of the 93,000 options granted to Mr. Crall were cancelled after his resignation on November 30, 1995.

VOTE REQUIRED

     Approval of the Board of Directors' action in amending the 1986 Plan requires the affirmative vote of the holders of at least a majority of the shares of outstanding Company Common Stock represented and voting at the Meeting and cast on this Proposal. Broker abstentions and non-votes will have the effect of a vote against the Proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT OF THE 1986 PLAN AND, UNLESS DIRECTED OTHERWISE, IT IS THE INTENTION OF THE PROXIES NAMED IN THE FORM OF PROXY THAT ACCOMPANIES THIS PROXY STATEMENT TO VOTE FOR THE APPROVAL OF SUCH AMENDMENT.

                    COMPENSATION AND STOCK OPTION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, this Compensation and Stock Option Committee Report on Executive Compensation and the Performance Graph on page 17 shall not be incorporated by reference into any such filings.

GENERAL

     In October 1992, the Securities and Exchange Commission adopted substantial amendments to its disclosure rules relating to executive compensation. In order to adequately address and comply with these new rules, the Argonaut Group Board of Directors established a Compensation and Stock Option Committee (the "Committee") composed entirely of independent non-employee directors.

COMPENSATION PHILOSOPHY

     The Board's compensation philosophy is that compensation for the chief executive officer and other executive officers should encourage and reward annual and long-term corporate and individual performance, as measured by the attainment of specific goals for the creation of long-term shareholder value. Also, the level of compensation should allow the Company to attract, retain, and reward executive officers who contribute to the long-term success of the Company. The compensation of the chief executive officer and other executive officers of the Company comprises cash compensation and long-term incentive compensation in the form of stock options.

COMPENSATION PACKAGE

     For 1995, the compensation package of the Company's executive officers consisted of annual base salary, discretionary bonuses, and stock options. In setting 1995 compensation, the Committee considered the specific factors discussed below, as well as how the total annual cash compensation levels of the Company's executive officers compared to that of executives at other comparable-sized and publicly-traded property and casualty insurance companies. The companies selected for comparison were those with written premium volumes of $200 to $400 million, as reported by A. M. Best, an insurance company rating agency. While some of these companies are included in the Media General Insurance Industry Group Index for performance comparison, many of the companies in the Media General Index are larger, and compensation data would not be comparable. The Committee set the 1995 base salary of the Company's executive officers within the range of these companies, but towards the lower end, consistent with Argonaut Group's premium volume of $284 million.

  Base Salary

     In setting the executive officers' base salaries for 1995 (effective April
1), the Committee considered the performance of the executive officers' respective business units, as well as executive officers' individual performance. The entire Company was the business unit of certain executive officers, while subsidiaries or departments for which they were responsible were the business units of other executive officers. Specific factors considered were the same as those described below for consideration of a bonus award.

  Bonus Awards

     While bonuses to executive officers are discretionary, the Committee has established specific goals for each executive officer to measure both individual performance and Company performance. In particular, the Committee considers the performance of the executive officer's business unit as well as his success in achieving specific personal goals. Targets for measuring both business unit results and achievement of personal goals are set at the beginning of the year, after review by the officer's immediate superior and the Committee. Areas considered include achieving specific objectives such as operating income, net cash flow from operations, profitable new business, retention of current business, and the efficient operation of the executive officer's department. Bonuses are generally awarded in April of a given year for service in the preceding year. Bonuses have not yet been determined or awarded for 1995 service.

     For 1994 service of the other executive officers, Mr. Rinsch assessed specific results achieved by the Company, each executive officer's business unit, and each executive officer's success in achieving previously agreed upon personal goals. Based on this evaluation, Mr. Rinsch made recommendations to the Committee for bonus awards. The Committee members also reviewed Mr. Rinsch's performance as measured by similar previously set objectives.

     After completing its review and analysis of the foregoing factors and recommendations, the Committee determined the amount of bonus to be awarded to the executive officers. The specific weight given to each factor varied depending on the responsibilities of the executive officer, but was primarily weighted toward business unit performance.

  Stock Options

     The purpose of the Company's stock option plan is to provide long-term incentives for the executive officers to maximize shareholder value by creating a direct link between executive compensation and long term shareholder return. The Committee meets to discuss the grant of stock options at least annually, with each executive officer being considered for an award periodically at the sole discretion of the Committee.

     In determining the amount of options, if any, to be granted in a fiscal year under the stock option plan, the Committee has considered the same factors set forth above, as well as the executive officer's shareholdings in the Company and the amount of options previously granted.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Mr. Rinsch's annual base salary for 1995 was set at $475,000 (effective April 1), an increase of $25,000. As discussed above, the Committee has not yet determined or awarded bonuses for 1995 service. In 1995, Mr. Rinsch received a bonus of $135,000 relating to 1994 performance. In setting Mr. Rinsch's 1995 base salary, the Committee considered the same items discussed above, focusing primarily on 1994 performance.

     The bonus award was determined after considering six factors: Combined ratio of continuing operations (30% weight), net income from continuing operations (25%), cash flow from continuing operations (10%), retention of profitable accounts (5%), premium increase (10%), and factors relating to overall efficiency and productivity (20%). Mr. Rinsch was eligible for a bonus ranging from 0 to 50% of base salary, evaluated against specific targets for each factor constituting a "fair", "good", "excellent", or "superior" result.

                                      COMPENSATION AND STOCK
                                      OPTION COMMITTEE:

                                      Henry E. Singleton, Chairman
                                      George A. Roberts
                                      Arthur Rock
                                      Fayez S. Sarofim

               COMPENSATION AND STOCK OPTION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

UNITRIN, INC.

     Three of the directors of Argonaut Group, George A. Roberts, Fayez S. Sarofim, and Henry E. Singleton are also directors of Unitrin, Inc. ("Unitrin"). Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 29% of the outstanding common stock of Unitrin.

     Argonaut Group has in effect an agreement with Unitrin, pursuant to which Unitrin provides the Company with certain data processing services. Unitrin has agreed to provide Argonaut Group with data processing services for an indefinite period of time, subject to nine months cancellation notice. Charges are based on actual computer usage. Payments to Unitrin for data processing services were $1.5 million in 1995.

     The Company believes that the transaction described above has been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

TELEDYNE, INC.

     Three of the directors of Argonaut Group, George A. Roberts, Fayez S. Sarofim and Henry E. Singleton are also directors of Teledyne, Inc. ("Teledyne"). Directors, nominees for director, and executive officers of Argonaut Group as a group may be deemed to beneficially own in the aggregate approximately 16% of the outstanding common stock of Teledyne.

     The Company and Sarofim Trust Co. ("Investment Manager") are parties to an agreement dated November 11, 1995 (the "Investment Management Agreement"), whereby the Investment Manager has agreed to make investment decisions with respect to and otherwise manage certain funds deposited by the Company for that purpose. The Investment Manager is owned 100% by the Sarofim Group, Inc. which is owned 69% by Fayez Sarofim, a director of the Company. Through March 4, 1996, the Company had deposited $80 million into the managed account. Under the Investment Management Agreement, the Investment Manager is entitled to a fee, calculated and payable quarterly, of approximately 0.35% per annum of the market value of the currently managed equity assets, and 0.20% per annum of the market value of fixed income assets. The Investment Manager waived the fee for the fourth quarter of 1995. The Investment Management Agreement does not have a specified term but is terminable by either party at any time on 30 days' advance written notice.

     In prior years, pursuant to contractual arrangements, Argonaut Insurance insured Teledyne and its subsidiaries for certain coverages including workers compensation, general liability, automobile liability, and excess liability exposures. On November 1, 1987, Argonaut Insurance discontinued writing new insurance for Teledyne, but Argonaut Insurance continues to be subject to claims on policies written prior to November 1, 1987. These policies include retrospective rating provisions under which future payments to or from Teledyne may be required. During 1995, Argonaut Insurance paid to Teledyne $126,000 pursuant to certain retrospective rating provisions of these policies. With regard to insurance covering the period from November 1, 1986 to November 1, 1987, a subsidiary of Unitrin, Inc. has reinsured 100% of these insurance coverages. Teledyne has guaranteed payment to Argonaut Insurance of such obligations under these policies.

     AGI Properties, Inc. ("AGI Properties"), a non-insurance subsidiary of Argonaut Insurance, owns several buildings and the real property on which these buildings are located. During 1995, Teledyne leased two of these properties in Los Angeles, California for a total annual rental of approximately $1.3 million. The leases for the foregoing properties provide that Teledyne assume obligations for real property taxes, assessments, repairs, maintenance, and insurance. The lease rates are subject to periodic adjustment in accordance with a formula based on the Consumer Price Index.

     During 1995, Teledyne provided Argonaut Group certain investment trade execution services. For 1995, Argonaut Group paid Teledyne approximately $116,000 for these services.

     The Company believes that the transactions described above have been entered into on terms no less favorable than could have been negotiated with non-affiliated third parties.

                               PERFORMANCE GRAPH

     Note: The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

                                                                  MEDIA GEN-
                                                                  ERAL INSUR-
      MEASUREMENT PERIOD           ARGONAUT       S&P 500 IN-    ANCE INDUSTRY
    (FISCAL YEAR COVERED)         GROUP, INC.         DEX            GROUP
1990                                       100             100             100
1991                                    114.13          126.87          130.48
1992                                    150.89          149.59          140.46
1993                                    155.46          153.21          154.62
1994                                    149.62          151.75          156.66
1995                                    179.62          217.63          215.54

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Arthur Andersen & Co. has been selected as the Company's independent public accountants for the year 1996. It is expected that a representative of Arthur Andersen & Co. will be present at the meeting. Such representative will be afforded an opportunity to make a statement if he or she desires to do so and will be available for the purpose of responding to appropriate questions.

                                   FORM 10-K

     Prior to the mailing of this proxy statement, the Company has furnished to each of its shareholders a copy of its Annual Report to Shareholders for the fiscal year ended December 31, 1995. Shareholders entitled to vote at the Annual Meeting may obtain a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1995, without charge, upon written request to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                       SHAREHOLDER PROPOSALS AT THE NEXT
                         ANNUAL MEETING OF SHAREHOLDERS

     Shareholders of the Company who intend to submit proposals to the Company's shareholders for a vote at the next annual meeting of shareholders must submit such proposals to Argonaut Group no later than November 8, 1996. Shareholder proposals should be submitted to James B Halliday, Secretary, Argonaut Group, Inc., 1800 Avenue of the Stars, Suite 1175, Los Angeles, California 90067.

                                 OTHER MATTERS

     The management of the Company knows of no other matters which may come before the meeting. However, if any matters other than the election of Directors should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote all proxies in accordance with their best judgment.

                                           By Order of the Board of Directors

                                           JAMES B HALLIDAY
                                           Secretary

March 8, 1996

                              ARGONAUT GROUP, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
P
R                                MARCH 11, 1996
O
X          The undersigned shareholder of Argonaut Group, Inc. (the "Company"),
Y hereby appoints CHARLES E. RINSCH and JAMES B. HALLIDAY and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of Common Stock of the Company held of record by the undersigned on February 16, 1996, at the 1996 Annual Meeting of Shareholders of the Company to be held on Tuesday, April 23, 1995 at 11:00 a.m., at Argonaut Insurance Company, 250 Middlefield Road, Menlo Park, California 94025, and any adjournments or postponements thereof.







                                                                   -----------
                                                                   SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
                                                                   -----------

      PLEASE MARK
/X/   VOTES AS IN
      THIS EXAMPLE.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF ANY DIRECTION, THE SHARES WILL BE VOTED FOR PROPOSALS 1 AND 2.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT DATED MARCH 11, 1996.

1.  ELECTION OF DIRECTORS

NOMINEES: Charles E. Rinsch, George A. Roberts, Arthur Rock, Fayez S. Sarofim, and Henry E. Singleton.

                            FOR             WITHHELD
                           /  /               /  /


/ /______________________________________
   FOR ALL NOMINEES EXCEPT AS NOTED ABOVE

                                                   FOR    AGAINST   ABSTAIN
2. Proposal to increase the number of shares       /  /     /  /      /  /
   of Common Stock available for issuance
   under the 1986 Stock Option Plan from
   1,500,000 to 2,000,000.

3. In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournments or postponements thereof.



                                                             MARK HERE
                                                           FOR ADDRESS  / /
                                                            CHANGE AND
                                                          NOTE AT LEFT

PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. TRUSTEES AND OTHERS ACTING IN A REPRESENTATIVE CAPACITY SHOULD INDICATE THE CAPACITY IN WHICH THEY SIGN AND GIVE THEIR FULL TITLE. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AN AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AN AUTHORIZED PERSON.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT. IF YOU DO ATTEND, YOU MAY VOTE IN PERSON IF YOU DESIRE.

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